Exhibit 99.1

VBI Reports Third Quarter 2014 Financial Results and Provides Update on CMV Vaccine Development

CAMBRIDGE, MA (November 14th, 2014) – VBI Vaccines (NASDAQ: VBIV) ("VBI") has filed operational and financial results for the three- and nine-month periods ended September 30th, 2014 on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”). The Quarterly Report on Form 10-Q is available on the SEC's website at http://www.sec.gov and on VBI’s website at http://ir.vbivaccines.com under “SEC Filings.”

“The third quarter was transformative for VBI,” said Jeff Baxter, VBI’s President and CEO. “In addition to raising new capital, resulting in a strong cash position, and making our NASDAQ debut, it marked a period of focused progress across our two vaccine platforms. Our lead candidate, an innovative eVLP-based CMV vaccine, VBI-1501A, has progressed in line with our target milestones. Over the next twelve months, we plan to prepare several batches of VBI-1501A for toxicology studies and for our Phase I clinical trial, which is scheduled to start in Q4 2015.”

VBI is developing a prophylactic vaccine to prevent Cytomegalovirus (CMV) infection. CMV is a leading cause of prenatal developmental delays. Based on strong preclinical data, VBI has initiated work for GMP manufacturing of its lead candidate for use in formal preclinical and Phase I trials. Phase I data is expected in 2016, at which time VBI expects to demonstrate safety, tolerability, and also immunological proof of concept in humans.

Third Quarter Highlights

●	Completed initial listing on NASDAQ.
●	Consummated two equity private placements for gross proceeds of $16.25M.
●	Obtained a senior secured term loan facility for up to $6M, of which VBI was able to draw down $3M in the third quarter.
●	Developed and scaled-up methods for the manufacture and purification of VBI-1501A with GMP sub-contractors.
●	Engaged regulatory advisors and continued preparation of documents supporting the IND filing of VBI-1501A.

About VBI Vaccines, Inc.

VBI Vaccines, Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

VBI Vaccines, Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

Contact

Jeff Baxter, President and CEO

Phone: (617) 830-3031 x125

Email: ir@vbivaccines.com

Investor Contacts

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

Phone: (858) 361-1786

Email: bprag@delmarconsulting.com

Scott Wilfong, President

Alex Partners, LLC

Phone: (425) 242-0891

Email: scott@alexpartnersllc.com

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines, Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

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